Exhibit 99.2

MARK WEST HYDROCARBON, INC.

First Quarter Results Conference

May 9, 2006, 2:00 p.m. MT

Operator

Good afternoon, ladies and gentlemen, and welcome to MarkWest Hydrocarbon’s conference call regarding their 2006 first quarter earnings. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded on Tuesday, May 9, 2006.

I would now like to turn the conference over to the President and Chief Executive Officer of MarkWest Hydrocarbon, Mr. Frank Semple. Please go ahead sir.

Frank Semple, President and Chief Executive Officer

Thanks, Todd, good afternoon everybody and thanks for joining us this afternoon to review the first quarter results for MarkWest Hydrocarbon. Hopefully you’ve all had a chance to review our earnings release which was issued yesterday.

Joining for the call this afternoon are Nancy Masten, Chief Accounting Officer; Jim Ivey, Chief Financial Officer; Randy Nickerson, Senior Vice President of Corporate Development; and Andy Schroeder, VP of Finance and Investor Relations.

First, let me remind everybody that matters discussed on this call will include forward looking statements which are not guarantees for future performance. Actual results could vary significantly from those expressed or implied and such statements are subject to a number of risks and uncertainties. Factors that could cause our actual results to differ from our expectations are included in our periodic reports that we file with the SEC.

This afternoon I’m going to give you a brief overview of our performance for the first quarter on a consolidated basis including the key points that were covered last week during the MarkWest Energy Partners earnings call. Nancy and I will then review the results of MarkWest Hydrocarbon on a standalone basis and then prior to turning to the questions, I also want to reinforce a few changes to our investor relations program, which are designed to improve our communications and transparency for all our investors and analysts.

Turning now to MarkWest Hydrocarbon on a consolidated basis. In our first quarter 2006 earnings release we reported net income of $2.8 million for the first quarter of ‘06. This is compared to net income of $1.5 million for the same period last year.

Our ownership interest in MarkWest Energy Partners contributed $3.3 million while our standalone operations reported a net loss of a half million dollars.

As indicated in the MarkWest Energy Partners earnings release, we had an extremely good quarter primarily as a result of continued strong performance from our Southwest business unit operations, the first full quarter impact of the Javelina plant which we acquired in November of last year and the January 1 startup of our new Carthage gas processing plant and NGL pipeline.

All of our Energy Partner segments reported improved segments, operating income compared to the fourth quarter of ‘05 and we’re also very excited about the growth opportunities for all our business units.

Appalachia continues to generate steady cash flow and we’re evaluating various projects with the customers, which could further expand our volumes. The Southwest business unit which includes our significant presence in western Oklahoma and east Texas has experienced continuous growth over the past year and our strong relationship with our producer customers continues to drive expansion projects required to keep pace with their very aggressive drilling programs.

Javelina is the anchor facility in our Gulf Coast business unit and as indicated in our first quarter results, these assets are performing above our expectations.

Now I’d like to discuss the distribution growth that Hydrocarbon has experienced over the last few years and will continue to experience from its investment in MarkWest Energy Partners.

Over the past 24 months, distribution growth and its impact on our incentive distribution rights have become the primary drivers for MarkWest Hydrocarbon’s value and this will be a continuing trend. Since August ‘04 when the quarterly distribution per unit in MarkWest Energy Partners was 74 cents per unit, just shy of the 50% IDR level through this quarter’s distribution, our share of distributions attributable to our general partner’s interest including IDRs has grown from just under $400,000 to in excess of $2.1 million. This is a 540% increase over a two-year period.

While this growth rate is not sustainable on a percentage basis it is a good indication of the power of the IDRs. It’s also worth noting that $1.9 million of the May distribution is due to the IDRs as compared to $1.3 million from the February 2006 distribution. This is nearly a 50% increase.

This significant growth in cash received from the partnership has allowed us to both strengthen our balance sheet and also establish a durable dividend policy for our shareholders and also strengthen our balance sheet. (That’s a little bit redundant, isn’t it.) But bottom line is that cash that we received in the partnership has brought a tremendous amount of benefit to our balance sheet and I’ll talk about that in a second. Also, it’s allowed us to do what we’ve been trying to do over past couple of years and that’s to put in place a durable dividend policy for our shareholders.

During that same two-year period we’ve increased our quarterly dividend from 2.5 cents per share in May 2004 to the current 17.5 cents per share. We’re also in a much better position to manage our NGL marketing business from a credit, a risk and a margin basis.

I’d also like to address briefly the SG&A situation. We believe the absolute level of our SG&A is too high. There’s no doubt about that. We continue to work to reduce the current level. More importantly, the strength and magnitude of cash flow coming from MarkWest Energy means that our dividend growth in the future will not be affected by the frac spread business or our ongoing level of SG&A.

With that broad overview, let me now turn the discussion over to Nancy to cover our financials.

Nancy Masten, Senior Vice President and Chief Accounting Officer

Thank you, Frank. Frank’s already touched on the MarkWest Energy Partner’s contribution to our net income for the quarter but just to reiterate, our share of net income was $3.3 million of the partnership’s total net income of $13.9 million.

From a Hydrocarbon standalone perspective, regarding our frac spread. For the first quarter of 2006, our realized frac spread declined significantly compared to the prior year. The realized frac spread in the first quarter of ‘05 was approximately 25 cents per gallon as compared to the approximately 9 cents per gallon realized in the first quarter of ‘06.

Regarding our long-term shrink obligations. As you’ll recall in our last quarter’s call, we discussed our long-term shrink account and its impact on our financial results. Our shrink obligation’s approximately 1 bcf, so $1.00 per mcf movement in natural gas prices has a $1.0 million non-cash impact on revenue. When gas prices are moving up, the result is a decrease in revenue and when gas prices are moving down, the result in an increase in revenue.

For the quarter ended March 31, 2006, this adjustment has increased revenue and resulting net operating income by $4.2 million as gas prices declined from $11.77 on January 1, 2006 to $7.61 per mmbtu on March 31.

Regarding our derivative activity. Our activity reflected $1.5 million of non-cash mark to market loss for the first quarter of 2006. There were no realized gains for the quarter and there was derivative mark to market in the first quarter of ‘05. The cumulative non-cash mark to market effect is therefore the same $1.5 million loss and this amount is reflected in the current liability portion of the standalone segment on our balance sheet as fair value of derivative instruments.

As we’ve previously stated, we no longer have any accounting activity under hedge accounting and we mark all of our positions to market. This treatment does create some volatility in our earnings but this is outlined fully in our financial statements and in our earnings release disclosures.

Turning now to SG&A expense. For the quarter ended March 31, 2006, Hydrocarbon standalone SG&A was $3.0 million, down from $3.5 million for the quarter ended in the comparable period 2005. Non-cash compensation was $0.7 million in 2006 compared to $1.3 million in 2005. Cash SG&A increased by about $100,000 compared to the first quarter of 2005. Our current run-rate, approximately $2.0 million per quarter.

I’d like to wrap up the financial portion with a brief discussion of the balance sheet. As of March 31, MarkWest Hydrocarbon standalone had $18.2 million of cash and marketable securities. The company had no debt outstanding. Our standalone working capital position as of March 31 was $47.1 million compared to $49.2 million at 12/31/05 at which point we also had $7.5 million of debt outstanding not included in this working capital amount.

Total assets have remained consistent at the $1.1 billion level compared to 12/31/05.

That’s it for the financial discussion. Frank, I’ll turn it back to you.

Frank Semple, President and Chief Executive Officer

Thanks, Nancy. Now prior to turning to your questions, I also want to mention that we continue to focus on opportunities to capture additional upside and mitigate downside exposure in the execution of an ongoing hedging program. We continued to experience negative impact on our frac spread business during the first quarter primarily due to the high post-hurricane natural gas prices. However, the overall price environment for ‘06 is very positive and we continue to take advantage of the forward market to lock in favorable commodity prices and fractionation margins.

We’ve mitigated approximately 40% to 45% of our next 12 month’s exposure through the restructuring of the producer keep hold agreements that we’ve talked about previously and had the direct frac spread hedges. The hedges have been executed spread north of 30 cents per gallon through the remainder of this year and through the first quarter of next year. The bottom line is that we will continue to execute a proactive hedging program as a part of our ongoing end yield marketing business.

On the investor’s relations front that I mentioned earlier, we are in the process of installing a toll free hotline which will ring directly into Andy’s administrative assistant who will either be able to handle your call directly or be able to refer you to the appropriate individual for a prompt response to your question. Our goal is for you to have same day response to all your questions. The phone number is going to be available on our website within the next several days.

I’m also pleased to announce that we’ll be holding our investor conference in New York during the last week of June, which will allow us to provide you an update of the company’s activities to date. We will continue to have these types of investor forums on a routine basis. We feel that these changes will improve our lines of communications with the investors and analysts so please let us know when you have any questions or suggestions.

That broad overview completes our discussions on Hydrocarbon. Todd, I’ll turn it back to you to manage the questions.

Operator

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your touchtone phone. If you would like to decline from the polling process, press the star followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using a speakerphone you will need to lift the handset before pressing the numbers. One moment please for the first question.

At this time there are no questions in the queue. I’ll turn the call back over to management for any closing comments.

Frank Semple, President and Chief Executive Officer

That’s a surprise but again I appreciate all of you participating on today’s call and like I said we look forward to getting together with you in June at the investor conference. Thanks a lot for your time today.

Operator

Ladies and gentlemen, this concludes the MarkWest Hydrocarbon 2006 first quarter earnings conference call. We thank you again for your participation. You may now disconnect.